Exhibit 99.1

TIME WARNER INC. REPORTS FIRST-QUARTER 2017 RESULTS

First-Quarter Highlights

•	Revenues increased 6% to $7.7 billion

•	Operating Income grew 4% to $2.1 billion and Adjusted Operating Income grew 7% to $2.2 billion

•	Home Box Office posted record quarterly Operating Income and Adjusted Operating Income

•	EPS grew 23% to $1.80 and Adjusted EPS grew 11% to $1.66

•	Cash Provided by Operations from Continuing Operations and Free Cash Flow totaled $1.5 billion and $1.4 billion, respectively, up 94% and 92%, respectively

NEW YORK, May 3, 2017 – Time Warner Inc. (NYSE:TWX) today reported financial results for its first quarter ended March 31, 2017.

Chairman and Chief Executive Officer Jeff Bewkes said: “We’re off to a strong start to 2017, as we continue to benefit from the investments we’re making in the best content while also developing new revenue streams that will drive growth and meet consumer demand for great experiences built around their favorite programming and brands. Warner Bros. delighted audiences in both film and television, with global hits in Kong: Skull Island and The LEGO Batman Movie and more series across broadcast for the current season than any other studio. Turner had another successful airing of the NCAA Division I Men’s Basketball Tournament across platforms, while CNN grew its total day ratings by 21% among adults 25-54, and remained the leader in digital news. Together, Turner and Warner Bros. also launched our new Boomerang-branded SVOD service, adding to our growing portfolio of products that are reaching consumers directly.”

Mr. Bewkes continued: “Home Box Office shined in the quarter highlighted by our limited series Big Little Lies, which was both a critical and cultural breakout. Last Week Tonight with John Oliver is having its most-watched season to date, and we recently had the much anticipated returns of Silicon Valley and Veep. Looking ahead, we remain on track, pending completion of regulatory reviews and receipt of consents, to close our merger with AT&T Inc. before the end of 2017. We remain excited about the potential for this combination to accelerate the pace of innovation in our businesses.”

Company Results

Revenues grew 6% to $7.7 billion due to increases at all operating divisions, partially offset by higher intersegment eliminations. Operating Income increased 4% to $2.1 billion and Adjusted Operating Income increased 7% to $2.2 billion due to growth at Home Box Office and Warner Bros. and lower corporate expenses, partially offset by a decrease at Turner and higher intersegment eliminations.

The Company posted Diluted Income per Common Share from Continuing Operations (“EPS”) of $1.80, up 23% compared to $1.46 for the prior year quarter. Adjusted Diluted Income per Common Share from Continuing Operations (“Adjusted EPS”) was $1.66, up 11% from $1.49 for the prior year quarter.

For the first three months of 2017, Cash Provided by Operations from Continuing Operations reached $1.5 billion and Free Cash Flow totaled $1.4 billion.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Segment Performance

The schedule below reflects Time Warner’s financial performance for the three months ended March 31, by line of business (millions).

	Three Months Ended March 31,
	2017	2016

Revenues:
Turner	$3,088	$2,906
Home Box Office	1,568	1,506
Warner Bros.	3,365	3,109
Intersegment eliminations	(286)	(213)

Total Revenues	$7,735	$7,308

Operating Income (Loss) (a):
Turner	$1,170	$1,239
Home Box Office	583	477
Warner Bros.	488	424
Corporate	(114)	(140)
Intersegment eliminations	(51)	(4)

Total Operating Income	$2,076	$1,996

Adjusted Operating Income (Loss) (a):
Turner	$1,187	$1,239
Home Box Office	595	486
Warner Bros.	510	426
Corporate	(88)	(135)
Intersegment eliminations	(51)	(4)

Total Adjusted Operating Income	$2,153	$2,012

Depreciation and Amortization:
Turner	$54	$51
Home Box Office	23	22
Warner Bros.	81	88
Corporate	7	6

Total Depreciation and Amortization	$165	$167

(a) Operating Income (Loss) and Adjusted Operating Income (Loss) for the three months ended March 31, 2017 and 2016 included restructuring and severance costs of (millions):

	Three Months Ended March 31,
	2017	2016
Turner	$(2)	$(1)
Home Box Office	(2)	(4)
Warner Bros.	(9)	(1)
Corporate	1	1

Total Restructuring and Severance Costs	$(12)	$(5)

Presented below is a discussion of the performance of Time Warner’s segments for the first quarter of 2017. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

TURNER

Revenues increased 6% ($182 million) to $3.1 billion, due to increases of 12% ($175 million) in Subscription revenues and 16% ($29 million) in Content and other revenues, partially offset by a decline of 2% ($22 million) in Advertising revenues. Subscription revenues benefited from higher domestic rates and growth at Turner’s international networks, partially offset by lower domestic subscribers. Content and other revenues increased due to higher domestic licensing revenues. The decline in Advertising revenues was primarily due to lower delivery at certain domestic networks, partially offset by increases at Turner’s sports and news businesses and growth at Turner’s international networks.

Operating Income decreased 6% ($69 million) to $1.2 billion. The growth in revenues was more than offset by higher expenses mainly due to increased programming costs. Programming expenses increased 17% primarily due to higher sports costs related to the first year of Turner’s new agreement with the NBA and higher original programming costs.

Adjusted Operating Income decreased 4% ($52 million) to $1.2 billion.

The NCAA Division I Men’s Basketball Tournament across TBS, TNT, truTV and CBS was the second most-watched NCAA Tournament in 23 years and viewership increased 16%. March Madness Live, the tournament’s streaming product managed by Turner, set records for total live unique users, total number of live streams and total live streaming hours. In the first quarter of 2017, Adult Swim was the #1 ad-supported cable network in total day among adults 18-34 and adults 18-49. Also in the first quarter, among adults 25-54, CNN grew total day ratings 21% and had its most-watched first quarter in 14 years. Turner, in conjunction with Fox Sports Latin America, recently announced its acquisition of the rights to first division soccer in Argentina. Turner, in conjunction with Twenty-First Century Fox, Inc. and Viacom Inc., recently announced OpenAP, a single platform that supports standardized audience targeting as well as independent reporting and verification by an unaffiliated third party.

HOME BOX OFFICE

Revenues increased 4% ($62 million) to $1.6 billion, due to an increase of 5% ($66 million) in Subscription revenues, partially offset by a decline of 1% ($4 million) in Content and other revenues. Subscription revenues increased due to higher domestic rates and subscribers and international growth. The decrease in Content and other revenues was primarily due to lower home entertainment revenues, partially offset by higher licensing revenues.

Operating Income increased 22% ($106 million) to $583 million, reflecting the growth in revenues and lower selling, general and administrative, programming and distribution expenses. Programming costs decreased 2%, reflecting lower original programming expenses related to a reduction in amortization resulting from using a longer estimated utilization period for original programming beginning in the second quarter of 2016, partially offset by higher acquired theatrical programming expenses.

Adjusted Operating Income increased 22% ($109 million) to $595 million.

The limited series Big Little Lies reached over 8 million viewers on average. The finale of the sixth and final season of Girls increased viewership 43% from last season’s finale and was the most-watched finale since Season 1. The premiere episode of the final season of The Leftovers increased viewership 26% compared to the season two premiere. The current season of Last Week Tonight with John Oliver is the most-watched season to date and viewership for the current season of Real Time with Bill Maher is up 22%.

WARNER BROS.

Revenues increased 8% ($256 million) to $3.4 billion, primarily due to higher television and theatrical revenues partially offset by lower videogames revenues. Television revenues increased primarily due to higher domestic licensing revenues related to certain library series. Theatrical revenues grew due to an increased number and the mix of box office releases, which included Kong: Skull Island and The LEGO Batman Movie, as well as higher home entertainment revenues primarily related to the release of Fantastic Beasts and Where to Find Them and higher carryover revenue. Videogames revenues declined due to a fewer number and the mix of releases in the current year period and lower carryover revenue.

Operating Income increased 15% ($64 million) to $488 million, due to the increase in revenues, partially offset by higher associated theatrical and television costs of revenues and print and advertising expenses.

Adjusted Operating Income increased 20% ($84 million) to $510 million.

From its opening through April 30, Kong: Skull Island grossed over $560 million at the worldwide box office. For the 2016-2017 television season to date among adults 18-49 on broadcast, Warner Bros. has the top-2 non-scripted series with The Voice and The Bachelor, and The Big Bang Theory is both the #1 comedy and #1 series. The Big Bang Theory has been renewed for two additional seasons, with a prequel series, Young Sheldon, ordered for the 2017-2018 television season. In April, Warner Bros. and Turner launched a new subscription video-on-demand service in the U.S. under the Boomerang brand, which offers new and library animated series from Warner Bros.’ and Turner’s libraries. In addition, Warner Bros. recently announced plans for two series, live-action drama Titans and Season 3 of the animated series Young Justice, which will air on a DC-branded direct-to-consumer digital service scheduled to launch in 2018.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

First-Quarter Results

For the three months ended March 31, 2017, the Company had Income from Continuing Operations attributable to Time Warner Inc. shareholders of $1.4 billion and EPS of $1.80. This compares to Income from Continuing Operations attributable to Time Warner Inc. shareholders for the first quarter of 2016 of $1.2 billion and EPS of $1.46. The increase in EPS primarily reflects higher Operating Income, lower interest expense, and a lower effective tax rate due in part to the Company’s adoption of new guidance on accounting for tax benefits on equity-based compensation.

Adjusted EPS was $1.66 for the three months ended March 31, 2017, compared to $1.49 for last year’s first quarter.

For the first quarters of 2017 and 2016, the Company had Net Income attributable to Time Warner Inc. shareholders of $1.4 billion and $1.2 billion, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS, among other measures, to evaluate the performance of its businesses. These measures are considered important indicators of the operational strength of the Company’s businesses. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and the foreign currency loss during the three months ended March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the Simadi exchange rate during the quarter ended March 31, 2015. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues.

Beginning with periods ending on or after October 1, 2016, Adjusted Operating Income (Loss) is defined as Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; costs related to the pending acquisition by AT&T Inc. (including retention, restructuring and severance costs associated with the transaction); external costs related to mergers, acquisitions or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and the foreign currency loss during the three months ended March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the Simadi exchange rate during the quarter ended March 31, 2015.

Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities (including extinguishments of debt) and investments, in each case including associated costs of the transaction; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; the foreign currency loss during the three months ended March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the Simadi exchange rate during the quarter ended March 31, 2015; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments. Adjusted EPS is considered an important indicator of the operational strength of the Company’s businesses as this measure eliminates amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies.

Beginning with periods ending on or after October 1, 2016, Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities (including extinguishments of debt) and investments, in each case including associated costs of the transaction; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; costs related to the pending acquisition by AT&T Inc. (including retention, restructuring and severance costs associated with the transaction); external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; the foreign currency loss during the three months ended March 31, 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the Simadi exchange rate during the quarter ended March 31, 2015; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments.

For periods ending on or before December 31, 2016, Free Cash Flow has been defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any.

On January 1, 2017, the Company adopted, on a prospective basis, new accounting guidance that requires excess tax benefits from equity instruments to be classified as a cash flow from operating activities in the Consolidated Statement of Cash Flows. Previously, excess tax benefits from equity instruments were classified as a cash flow from financing activities and amounts related to such excess tax benefits were added in the calculation of Free Cash Flow. Because of the Company’s adoption of the new accounting guidance, such adjustment is no longer necessary. Therefore, beginning with periods ending on or after January 1, 2017, Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions (including restructuring and severance costs associated with dispositions), to the extent such costs are expensed, and contingent consideration payments made in connection with acquisitions, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate the performance and liquidity of its businesses and considers Free Cash Flow when making decisions regarding strategic investments, dividends and share repurchases. The Company believes Free Cash Flow provides useful information to investors because it is an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Diluted Income per Common Share from Continuing Operations and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks and film and TV entertainment, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide on a multi-platform basis.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses, including the pending merger with

AT&T Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON CONFERENCE CALL

The Company’s conference call can be heard live at 8:30 am ET on Wednesday, May 3, 2017. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Jessica Holscott (212) 484-6720
Michael Senno (212) 484-8950

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	March 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and equivalents	$1,450	$1,539
Receivables, less allowances of $848 and $981	8,540	8,699
Inventories	1,983	2,062
Prepaid expenses and other current assets	935	1,185

Total current assets	12,908	13,485
Noncurrent inventories and theatrical film and television production costs	7,923	7,916
Investments, including available-for-sale securities	3,412	3,337
Property, plant and equipment, net	2,462	2,510
Intangible assets subject to amortization, net	738	783
Intangible assets not subject to amortization	7,005	7,005
Goodwill	27,738	27,752
Other assets	3,463	3,178

Total assets	$65,649	$65,966

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$6,766	$7,192
Deferred revenue	588	564
Debt due within one year	808	1,947

Total current liabilities	8,162	9,703
Long-term debt	22,402	22,392
Deferred income taxes	2,620	2,678
Deferred revenue	493	486
Other noncurrent liabilities	6,515	6,341
Redeemable noncontrolling interest	30	29
Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 775 million and 772 million shares outstanding	17	17
Additional paid-in capital	146,279	146,780
Treasury stock, at cost (877 million and 880 million shares)	(47,313)	(47,497)
Accumulated other comprehensive loss, net	(1,527)	(1,510)
Accumulated deficit	(72,031)	(73,455)

Total Time Warner Inc. shareholders’ equity	25,425	24,335
Noncontrolling interest	2	2

Total equity	25,427	24,337

Total liabilities and equity	$65,649	$65,966

See accompanying notes.

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenues	$7,735	$7,308
Costs of revenues	(4,333)	(4,005)
Selling, general and administrative	(1,275)	(1,251)
Amortization of intangible assets	(45)	(48)
Restructuring and severance costs	(12)	(5)
Asset impairments	(1)	(3)
Gain on operating assets, net	7	—

Operating income	2,076	1,996
Interest expense, net	(259)	(284)
Other income (loss), net	76	(40)

Income from continuing operations before income taxes	1,893	1,672
Income tax provision	(470)	(498)

Income from continuing operations	1,423	1,174
Discontinued operations, net of tax	—	40

Net income	1,423	1,214
Less Net loss attributable to noncontrolling interests	1	—

Net income attributable to Time Warner Inc. shareholders	$1,424	$1,214

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$1,424	$1,174
Discontinued operations, net of tax	—	40

Net income	$1,424	$1,214

Per share information attributable to Time Warner Inc. common shareholders:
Basic income per common share from continuing operations	$1.84	$1.48
Discontinued operations	—	0.05

Basic net income per common share	$1.84	$1.53

Average basic common shares outstanding	773.6	790.7

Diluted income per common share from continuing operations	$1.80	$1.46
Discontinued operations	—	0.05

Diluted net income per common share	$1.80	$1.51

Average diluted common shares outstanding	789.3	802.3

Cash dividends declared per share of common stock	$0.4025	$0.4025

See accompanying notes.

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Three Months Ended March 31,

(Unaudited; millions)

	2017	2016
OPERATIONS
Net income	$1,423	$1,214
Less Discontinued operations, net of tax	—	(40)

Net income from continuing operations	1,423	1,174
Adjustments for noncash and nonoperating items:
Depreciation and amortization	165	167
Amortization of film and television costs	2,203	2,112
Asset impairments	1	3
(Gain) loss on investments and other assets, net	(166)	11
Equity in losses of investee companies, net of cash distributions	93	50
Equity-based compensation	57	108
Deferred income taxes	(44)	113
Changes in operating assets and liabilities, net of acquisitions	(2,266)	(2,981)

Cash provided by operations from continuing operations	1,466	757
Cash used by operations from discontinued operations	(5)	(4)

Cash provided by operations	1,461	753

INVESTING ACTIVITIES
Investments in available-for-sale securities	—	(5)
Investments and acquisitions, net of cash acquired	(168)	(93)
Capital expenditures	(98)	(75)
Other investment proceeds	240	18

Cash used by investing activities	(26)	(155)

FINANCING ACTIVITIES
Borrowings	—	2
Debt repayments	(1,144)	(152)
Proceeds from exercise of stock options	56	56
Excess tax benefit from equity instruments	—	27
Principal payments on capital leases	(3)	(3)
Repurchases of common stock	—	(711)
Dividends paid	(316)	(322)
Other financing activities	(117)	(110)

Cash used by financing activities	(1,524)	(1,213)

DECREASE IN CASH AND EQUIVALENTS	(89)	(615)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	1,539	2,155

CASH AND EQUIVALENTS AT END OF PERIOD	$1,450	$1,540

See accompanying notes.

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include television networks, and film and TV entertainment. Time Warner classifies its operations into three reportable segments: Turner: consisting principally of cable networks and digital media properties; Home Box Office: consisting principally of premium pay television services and a service that delivers video content to consumers over the internet (“OTT service”) domestically and premium pay, basic tier television and OTT services internationally; and Warner Bros.: consisting principally of television, feature film, home video and videogame production and distribution.

On October 22, 2016, the Company entered into an Agreement and Plan of Merger with AT&T Inc. (“AT&T”), West Merger Sub, Inc., and West Merger Sub II, LLC, pursuant to which the Company will be acquired by AT&T for a combination of $53.75 and shares of AT&T stock. At the time of entry into the merger agreement, the value of the merger consideration was $107.50 per share of Time Warner common stock and the value will vary, subject to a collar, prior to the closing of the transaction. Time Warner shareholders adopted the merger agreement at a special meeting of shareholders held on February 15, 2017. The merger is conditioned on the receipt of certain antitrust and other required regulatory consents. The merger is expected to close before year-end 2017.

Note 2. INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended March 31,
	2017	2016
Intersegment Revenues
Turner	$21	$20
Home Box Office	2	3
Warner Bros.	263	190

Total intersegment revenues	$286	$213

Note 3. WARNER BROS. HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended March 31,
	2017	2016
Home video and electronic delivery of theatrical product revenues	$368	$321
Home video and electronic delivery of television product revenues	87	94

Note 4. SUMMARY OF DISCONTINUED OPERATIONS

For the three months ended March 31, 2016, Discontinued operations, net of tax was income of $40 million ($0.05 of diluted income from discontinued operations per common share), related to the recognition of certain foreign tax benefits associated with the tax attributes of Warner Music Group, which the Company disposed of in 2004.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended March 31, 2017(a)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$1,187	$—	$6	$(22)	$(1)	$1,170
Home Box Office	595	—	—	(12)	—	583
Warner Bros.	510	(1)	1	(22)	—	488
Corporate	(88)	—	—	(26)	—	(114)
Intersegment eliminations	(51)	—	—	—	—	(51)

Time Warner	$2,153	$(1)	$7	$(82)	$(1)	$2,076

Margin(b)	27.8%	—%	0.1%	(1.1)%	—%	26.8%

Three Months Ended March 31, 2016(a)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	AT&T Merger Costs	Other	Operating Income (Loss)
Turner	$1,239	$—	$—	$—	$—	$1,239
Home Box Office	486	—	—	—	(9)	477
Warner Bros.	426	(1)	—	—	(1)	424
Corporate	(135)	(2)	—	—	(3)	(140)
Intersegment eliminations	(4)	—	—	—	—	(4)

Time Warner	$2,012	$(3)	$—	$—	$(13)	$1,996

Margin(b)	27.5%	—%	—%	—%	(0.2)%	27.3%

Please see below for additional information on items affecting comparability.

(a)	Descriptions of the adjustments presented in the table follow the reconciliations of Adjusted EPS to Diluted Income per Common Share from Continuing Operations.
(b)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliation of

Adjusted EPS to Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc.

common shareholders

	Three Months Ended March 31,
	2017	2016
Asset impairments	$(1)	$(3)
Gain on operating assets, net	7	—
Costs related to the AT&T merger	(82)	—
Other	(1)	(13)

Impact on Operating Income	(77)	(16)
Investment gains (losses), net	159	(11)
Amounts related to the separation or disposition of former Time Warner segments	(4)	(4)
Items affecting comparability relating to equity method investments	(1)	9

Pretax impact	77	(22)
Income tax impact of above items	39	4

Impact of items affecting comparability on income from continuing operations	$116	$(18)

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$1,424	$1,174
Less Impact of items affecting comparability on income from continuing operations	116	(18)

Adjusted income from continuing operations	$1,308	$1,192

Per share information attributable to Time Warner Inc. common shareholders:
Diluted income per common share from continuing operations	$1.80	$1.46
Less Impact of items affecting comparability on diluted income per common share from continuing operations	0.14	(0.03)

Adjusted EPS	$1.66	$1.49

Average diluted common shares outstanding	789.3	802.3

Asset Impairments

During the three months ended March 31, 2017, the Company recognized miscellaneous asset impairments of $1 million at the Warner Bros. segment. During the three months ended March 31, 2016, the Company recognized miscellaneous asset impairments of $3 million, consisting of $2 million at Corporate and $1 million at the Warner Bros. segment.

Gain on Operating Assets, Net

During the three months ended March 31, 2017, the Company recognized miscellaneous gains on operating assets of $7 million, consisting of $6 million at the Turner segment and $1 million at the Warner Bros. segment.

Costs related to the AT&T merger

For the three months ended March 31, 2017, the Company recognized $82 million of costs related to the AT&T merger, consisting of $26 million at Corporate, $22 million at the Turner segment, $22 million at the Warner Bros. segment and $12 million at the Home Box Office segment. These costs reflected $18 million of external transaction costs and $64 million of costs from employee retention programs (as discussed below). Approximately $80 million of these costs are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations and the remainder in Costs of revenues in the accompanying Consolidated Statement of Operations.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

In connection with entering into the Merger Agreement, as of March 31, 2017, the Company has granted 5.7 million special retention restricted stock units (“Special Retention RSUs”) to certain employees of Time Warner and its divisions, including all executive officers of Time Warner. Half of the Special Retention RSUs will vest 25% per year on each of the first four anniversaries of February 15, 2017, and the remaining half will vest 25% per year on each of the first four anniversaries of February 15, 2018. Pursuant to the Special Retention RSU agreements, vesting as a result of retirement is not permitted unless the employee retires after the merger has closed. In addition, the awards do not accelerate automatically following the closing of the merger. Instead, the employee must remain employed following the closing, and the awards will vest only upon the scheduled vesting date or upon termination of employment under certain circumstances, such as termination without cause, for good reason or due to retirement.

In addition, certain employees of Time Warner and its divisions, including executive officers other than the Chairman and CEO, have received or will receive a cash retention award. Half of the award will become payable upon the closing of the merger, and the remaining half will become payable six months thereafter, in both cases, subject to continued employment on the relevant payment date. Payment will also be made upon termination without cause or for good reason.

Other

For the three months ended March 31, 2017, Other includes external costs related to mergers, acquisitions or dispositions of $1 million at the Turner segment. For the three months ended March 31, 2016, Other includes external costs related to mergers, acquisitions or dispositions of $4 million, consisting of $3 million at Corporate and $1 million at the Warner Bros. segment. For the three months ended March 31, 2016, Other also includes $9 million of expenses at the Home Box Office segment related to Home Box Office’s withdrawal from a multiemployer benefit plan. External costs related to mergers, acquisitions or dispositions and the accrued benefit plan withdrawal expenses are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Gains (Losses), Net

Investment gains (losses), net are included in Other income (loss), net in the accompanying Consolidated Statement of Operations. The detail of Investment gains (losses), net is shown in the table below (millions):

	Three Months Ended March 31,
	2017	2016
Sale of interest in Omni Atlanta hotel joint venture	$99	$—
Fair value adjustments (a)	54	(19)
Gains on other investments	6	8

Investment gains (losses), net	$159	$(11)

(a)	Related to warrants to purchase common stock of Central European Media Enterprises Ltd. held by the Company.

Amounts Related to the Separation or Disposition of Former Time Warner Segments

For both the three months ended March 31, 2017 and 2016, the Company recognized $4 million of losses related to the disposition of former Time Warner segments, primarily reflecting pension and other retirement benefits related to employees and former employees of Time Inc. These amounts have been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Items Affecting Comparability Relating to Equity Method Investments

For the three months ended March 31, 2017, the Company recognized $1 million of losses related to its share of investment losses recorded by equity method investees. For the three months ended March 31, 2016, the Company recognized $9 million of income primarily related to its share of investment gains recorded by equity method investees. These amounts have been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability using the effective tax rate for the item. The estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the item and the applicable tax jurisdiction for the item. For the three months ended March 31, 2017, the income tax impact includes a $69 million benefit primarily reflecting the reversal of a valuation allowance related to the use of capital loss carryforwards to offset the gain on the sale by the Turner segment of its interest in the joint venture that owns the Omni Atlanta hotel and the expected use of capital loss carryforwards in connection with the Turner segment’s entry into an agreement to sell its Atlanta broadcast television station, which closed in the second quarter of 2017.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Free Cash Flow to Cash Provided by Operations from Continuing Operations

	Three Months Ended March 31,
	2017	2016
Cash provided by operations from continuing operations	$1,466	$757
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	5	8
Add excess tax benefits from equity instruments	—	27
Less capital expenditures	(98)	(75)
Less principal payments on capital leases	(3)	(3)

Free Cash Flow	$1,370	$714